Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Elizabeth W. Camp	117,610,718	520,318	15,780,826
Paul D. Donahue	117,469,242	661,794	15,780,826
Gary P. Fayard	117,475,969	655,067	15,780,826
Thomas C. Gallagher	115,900,426	2,230,610	15,780,826
P. Russel Hardin	116,970,173	1,160,863	15,780,826
John R. Holder	116,934,917	1,196,119	15,780,826
Donna W. Hyland	117,614,160	516,876	15,780,826
John D. Johns	113,463,158	4,667,878	15,780,826
Robert C. “Robin” Loudermilk, Jr.	117,422,319	708,717	15,780,826
Wendy B. Needham	114,658,012	3,473,024	15,780,826
E. Jenner Wood III	116,822,743	1,308,293	15,780,826
Proposal 2: Advisory Vote on Executive Compensation.
The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 112,708,307 shares of Common Stock voted in favor of the proposal, holders of 4,813,246 shares voted against, holders of 609,483 shares abstained, and there were 15,780,826 broker non-votes.
Proposal 3: Ratification of Selection of Independent Auditors.
The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2019. The holders of 129,626,697 shares of Common Stock voted in favor of the ratification, holders of 4,131,851 shares voted against, holders of 153,314 shares abstained, and there were no broker non-votes.